Filed pursuant to Rule 424(b)(3)

File No. 333-237941

BOW RIVER CAPITAL EVERGREEN FUND

Class I Shares	Class II Shares

March 31, 2023

Supplement to the Prospectus and Statement of Additional Information (“SAI”),

each dated July 31, 2022, as previously supplemented

Effective at the close of business on March 31, 2023, Bow River Asset Management LLC (the “Adviser”) will transfer its rights and obligations under its current investment management agreement with the Bow River Capital Evergreen Fund (the “Fund”) to Bow River Advisers, LLC, a majority-owned subsidiary that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

Bow River Advisers, LLC will become the named investment manager to the Fund; however, there will be no changes to the investment management services provided to the Fund. Jeremy Held, Mike Trihy and Rich Wham remain members of the Fund’s Investment Team, the exclusive voting members of the Fund’s Investment Committee, and remain solely responsible for the investment decisions of the Fund.

Consequently, effective March 31, 2023, all references to Bow River Asset Management LLC, are hereby replaced with Bow River Advisers, LLC.

Please retain this Supplement for future reference.